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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                            (Amendment No. _____)(1)


                               Owosso Corporation
             ------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   691217 10 3
             ------------------------------------------------------
                                 (CUSIP Number)

                                 January 6, 1999
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------------                    -----------------------------
CUSIP NO.   691217 10 3               13G                Page 1 of 3 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           George B. Lemmon, Jr.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           321,313
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           321,313

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           -0-

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           321,313
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

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-------------------------------                    -----------------------------
CUSIP NO.   691217 10 3               13G                Page 2 of 3 Pages
          ---------------
-------------------------------                    -----------------------------


Item 1(a)      Name of Issuer:

               Owosso Corporation (the "Issuer")

Item 1(b)      Address of Issuer's Principal Executive Offices:

               The Triad Building
               2200 Renaissance Boulevard, Suite 150
               King of Prussia, PA 19406

Item 2(a)      Name of Person Filing:

               George B. Lemmon, Sr.

Item 2(b)      Address of Principal Business Office or, if None, Residence

               c/o Owosso Corporation
               The Triad Building
               2200 Renaissance Boulevard, Suite 150
               King of Prussia, PA 19406


Item 2(c)      Citizenship:

               United States of America

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.01 per share ("Common Stock")

Item 2(e)      CUSIP Number:

               691217 10 3

Item 3 If This statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Not applicable

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4         Ownership

               (a) Amount Beneficially Owned:              321,313

               (b) Percent of Class:                         5.5%

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-------------------------------                    -----------------------------
CUSIP NO.   691217 10 3               13G                Page 3 of 3 Pages
          ---------------
-------------------------------                    -----------------------------

               (c) Number of shares of Common Stock as to which such person has:

                   (i)    sole power to vote or direct the vote         321,313


                   (ii)   shared power to vote or direct the vote         -0-


                   (iii)  sole power to dispose or to direct the        321,313
                          disposition of

                   (iv)   shared power to dispose or to direct the        -0-
                          disposition of

Item 5         Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8         Identification and Classification of Members of the Group.

               Not applicable

Item 9         Notice of Dissolution of Group.

               Not applicable

Item 10        Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                   Date:     February 8, 1999


                                   /s/ George B. Lemmon, Jr.
                                   ------------------------------
                                   George B. Lemmon, Jr.